EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Spare Backup, Inc. and the related prospectuses of our audit report dated March 17, 2008 with respect to the consolidated balance sheet at December 31, 2007 and 2006 and the consolidated statements of operations, shareholders' equity and cash flows of Spare Backup, Inc. and its subsidiaries for the year ended December 31, 2007 and 2006 appearing in the Form 10-K for the year ended December 31, 2007.

/s/ Sherb & Co., LLP
Certified Public Accountants


Boca Raton, Florida
April 14, 2008